Exhibit 23(1)
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-02651; 333-59367; 333-86423; 333-69766 and 333-119249) and Forms S-3 (File Nos. 333-45532; 333-115261 and 333-115645) of CanArgo Energy Corporation our Report dated March 9, 2006 relating to the financial statements as of December 31, 2005 and 2004 and for the three-year period ended December 31, 2005 which appears on page F-3 of this Annual Report.
L J Soldinger Associates LLC
Deer Park, Illinois, USA
January 10, 2007